Exhibit 3.2

FIRST AMENDMENT TO THE

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

ELLINGTON FINANCIAL LLC

This First Amendment (the “Amendment”) to the Second Amended and Restated Operating Agreement (the “Operating Agreement”) of Ellington Financial LLC, a Delaware limited liability company (the “Company”) shall be effective as of the 8th day of August, 2011 and is entered into by Ellington Financial LLC, a Delaware limited liability company (the “Company”), Ellington Financial Management, LLC, a Delaware limited liability company (the “Manager”), and any other Persons who are or hereafter become Members in the Company or parties hereto as provided in the Agreement.

RECITALS

WHEREAS, the Company, the Manager and the Members are parties to the Agreement; and

WHEREAS, pursuant to Section 17.3 of the Agreement, the Board of Directors desires to amend the Agreement in order to delete the first sentence of Section 2.3(b) of the Agreement in its entirety;

AGREEMENT

NOW, THEREFORE, the undersigned hereby agree as follows:

Section 1. Amendment of Section 2.3 of the Operating Agreement. The first sentence of Section 2.3(b) of the Agreement is hereby deleted in its entirety and Section 2.3 is hereby amended to read in its entirety as follows:

Section 2.3. Repurchase of Shares by the Company.

(a) The Board of Directors shall have authority to cause the Company to conduct a capital reduction, including the repurchase of any number of issued and Outstanding Shares; provided, however, that the Company shall not purchase or redeem any Shares for cash or other property if any such purchase or redemption would be inconsistent with the requirements of Section 18-607 or Section 18-804 of the Act.

(b) Any Shares tendered and repurchased by the Company in accordance with this Section 2.3 shall be deemed to be authorized and issued, but not Outstanding and, subject to Section 2.1, may subsequently be Sold for due consideration.

Section 2. Counterpart Execution. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment to the Operating Agreement is executed as of the 8th day of August, 2011.

ELLINGTON FINANCIAL LLC

By:	/s/ Laurence Penn
Name: Laurence Penn
Title: Chief Executive Officer and President

ELLINGTON FINANCIAL MANAGEMENT LLC

By:	/s/ Lisa Mumford
Name: Lisa Mumford
Title: Chief Financial Officer

CHIEF EXECUTIVE OFFICER, ON BEHALF OF THE MEMBERS, BY POWER OF ATTORNEY PURSUANT TO SECTION 1.4 OF THE OPERATING AGREEMENT

By:	/s/ Laurence Penn
Name: Laurence Penn
Title: Chief Executive Officer and President

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